BRIDGEWAY FUNDS, INC.
 Bridgeway Large-Cap Growth Fund
20 Greenway Plaza, Suite 450
 Houston, Texas 77046
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
December 2, 2015 has been adjourned until January 15, 2016
2:00 p.m. Central Time

To the Shareholders of the Bridgeway Large-Cap Growth Fund:
NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of the Bridgeway Large-Cap Growth Fund (the “Bridgeway Fund”), a series of Bridgeway Funds, Inc., has been adjourned to 2:00 p.m. Central time on Friday, January 15, 2016, at 20 Greenway Plaza, Suite 450, Houston, Texas 77046.
The Special Meeting is being held to consider an Agreement and Plan of Reorganization and Termination (the “Plan”) providing for the transfer of all of the assets of the Bridgeway Fund to the American Beacon Bridgeway Large Cap Growth Fund (the “AB Fund”), a newly created series of American Beacon Funds.  The transfer effectively would be (1) an exchange of your Class N shares of the Bridgeway Fund for Institutional Class shares of the AB Fund, which would be distributed pro rata by the Bridgeway Fund to the holders of its shares in complete liquidation of the Bridgeway Fund, and (2) the AB Fund’s assumption of all of the liabilities of the Bridgeway Fund, as follows:
Bridgeway Large-Cap Growth Fund	à	American Beacon Bridgeway Large Cap Growth Fund
Class N shares	à	Institutional Class shares

Those present and the appointed proxies also will transact such other business, if any, as may properly come before the Special Meeting or any adjournments or postponements thereof.
Holders of record of the Class N shares of common stock in the Bridgeway Fund as of the close of business on September 22, 2015, are entitled to vote at the Special Meeting or any adjournments or postponements thereof.
If the necessary quorum to transact business or the vote required to approve any proposal is not obtained at the Special Meeting or if a quorum is obtained but sufficient votes required to approve the Plan are not obtained, the persons named as proxies on the enclosed proxy card may propose one or more adjournments of the Special Meeting to permit, in accordance with applicable law, further solicitation of proxies with respect to the proposal.  Any such adjournment would require the affirmative vote of the holders of a majority of the shares present in person or by proxy.  The persons designated as proxies may use their discretionary authority to vote as instructed by management of the Bridgeway Fund on questions of adjournment and on any other proposals raised at the Special Meeting to the extent permitted by the proxy rules of the Securities and Exchange Commission (the “SEC”), including proposals for which timely notice was not received, as set forth in the SEC’s proxy rules.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on Friday, January 15, 2016, or any adjournment or postponement thereof.  This Notice and the Combined Proxy Statement and Prospectus are available on the internet at http://www.bridgeway.com/resources/proxy450/. On this website, you will be able to access the Notice, the Combined Proxy Statement and Prospectus, any accompanying materials and any amendments or supplements to the foregoing material that are required to be furnished to shareholders.  We encourage you to access and review all of the important information contained in the proxy materials before voting.
By order of the Board of Directors,

Deborah L. Hanna, Secretary
 December 2, 2015

SPECIAL MEETING OF SHAREHOLDERS HAS BEEN
ADJOURNED TO JANUARY 15, 2016
Bridgeway Large-Cap Growth Fund

Dear Shareholder:

We are writing to inform you that the Special Meeting of Shareholders for the Bridgeway Large-Cap Growth Fund, which was originally scheduled for December 2, 2015, has been adjourned to January 15, 2016 to allow additional time for shareholder solicitation.  We have made several attempts to reach shareholders by mail and/or phone in the last several weeks.  However, our records still indicate that we have not received your vote.   Accordingly, we are asking you to please take a moment right now to submit your vote.
The Board of Directors recommends that you vote “FOR” the proposal.
  Your vote is important to us no matter how many shares you own.  Please vote now.

Voting is quick and easy. Please vote now using one of these methods	1. Call 1-855-648-2883 to Speak with a Live Agent and Vote

For your convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.

2. Vote By Internet

Please visit the website noted on the enclosed proxy voting card and follow the online instructions.

3. Vote by Mail

Please mail your signed proxy voting card(s) in the postage-paid envelope.

4. Vote by Touch-Tone Phone

Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

PLEASE VOTE YOUR PROXY NOW
If you have already voted, thank you for your response.  If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-855-648-2883.  In addition, all proxy materials are conveniently available online at the website noted on the enclosed proxy voting card.  We appreciate your immediate attention.  Thank you.